Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Mark Oswald
(734) 855-3140

Media Contact:
John Wilkerson
(734) 855-3864

TRW Reports Third Quarter 2012 Financial Results

LIVONIA, MICHIGAN, October 30, 2012 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported third quarter 2012 financial results with sales of $4.0 billion, an increase of 1% compared to the prior year period (up 9% excluding the impact of currency movements and divestitures).  The Company reported GAAP third quarter net earnings of $163 million or $1.28 per diluted share, which compares to net earnings of $158 million or $1.22 per diluted share in the prior year period.

Excluding special items from the Company’s current and prior year quarterly results, the Company reported third quarter 2012 net earnings of $157 million, or $1.24 per diluted share, which compares to net earnings of $177 million or $1.37 per diluted share in the prior year period.  A higher effective tax rate in the current period was the reason for the decline in diluted earnings per share between the two periods.  Compared to last year’s pro forma adjusted results (reflecting the income tax valuation allowance reversal), diluted earnings per share in the current period increased 13% compared to third quarter 2011.

In addition to the solid financial results achieved during the quarter, the Company recently announced a $1 billion, two-year share repurchase program which will commence in the fourth quarter of this year, and successfully refinanced its principal credit facility which, among other things, increased the Company’s revolving credit facility to $1.4 billion and extended its maturity to 2017.

“TRW’s consistent ability to achieve solid operating results, as evidenced by our third quarter results reported today, combined with our previous announcement of a share repurchase program, demonstrate the Company’s commitment to delivering long-term value to our shareholders,” said John C. Plant, Chairman and Chief Executive Officer.  “TRW’s flexible capital structure and confidence in our ability to deliver positive earnings and cash flow will enable TRW to continue to make necessary investments in our business to support future growth while further improving returns to our shareholders.”

Third Quarter 2012

The Company reported third quarter 2012 sales of $4.0 billion, an increase of $50 million from the prior year period (up 9% excluding the impact of currency movements and divestitures).  The impact of increasing demand for TRW’s broad array of active and passive safety products, improved vehicle production volumes in North America and a higher level of module sales globally were partially offset by lower vehicle production volumes in Europe and the negative impact of currency movements between the two periods.

The Company’s third quarter 2012 operating income was $262 million, compared with $240 million in the 2011 period.  Excluding restructuring charges of $3 million in the current period, the $25 million year-to-year increase in profit was primarily driven by the higher level of sales and lower legal expense, partially offset by planned increases in costs to support future growth and the negative profit impact of currency movements between the two periods.

Net interest expense for the third quarter of 2012 totaled $26 million, equal to the 2011 period.  In addition, both the 2012 and 2011 periods included net losses on retirement of debt totaling $1 million and $19 million, respectively.

Tax expense for the third quarter of 2012 was $68 million, which compares to a tax expense of $37 million in the prior year period.  The increase in expense is attributable to a higher effective tax rate in the current period resulting from the reversal of the Company’s valuation allowance on deferred income tax assets in the United States that occurred in late 2011.  The 2012 period included a $10 million net tax benefit, primarily related to the reduction in corporate income tax rates in the United Kingdom.

The Company reported 2012 third quarter GAAP net earnings of $163 million, or $1.28 per diluted share, which compares to GAAP net earnings of $158 million, or $1.22 per diluted share in the 2011 period.

Excluding special items, the Company reported third quarter 2012 net earnings of $157 million, or $1.24 per diluted share, which compares to net earnings of $177 million or $1.37 per diluted share in the 2011 period.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $361 million in the third quarter of 2012, compared to the prior year level of $354 million.  See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Year-to-Date 2012

For the nine month period ended September 28, 2012, the Company reported sales of $12.4 billion, an increase of $154 million compared to prior year sales (up 8% excluding the impact of currency movements and divestitures).  The increase in sales resulted from a higher level of demand for TRW’s broad array of active and passive safety products, improved vehicle production volumes in North America and a higher level of module sales globally, partially offset by lower vehicle production volumes in Europe and the negative impact of currency movements between the two periods.

For the 2012 year-to-date period, the Company reported operating income of $930 million which compares to $980 million of operating income in the prior year period.  The 2012 period included restructuring charges totaling $7 million compared with the 2011 period which, included a gain related to the favorable resolution of a commercial matter totaling $19 million and a charge related to the termination of a service contract totaling $10 million.  Excluding these items from both periods, the Company reported operating income of $937 million in the 2012 period, which compares to $971 million in the prior year.  The year-to-year decline in profit was driven primarily by a higher mix of lower margin business, planned increases in costs to support future growth and the negative profit impact from higher raw material prices.

Net interest expense for the first nine months of 2012 totaled $82 million, which compares to $90 million in the prior year period.  In addition, the current year-to-date period included a net loss on retirement of debt totaling $6 million compared with the first nine months of 2011, which recognized a net loss on retirement of debt totaling $39 million.

Year-to-date tax expense was $253 million, which compares to $127 million in the prior year.  The increase in expense is attributable to a higher effective tax rate in the current period resulting from the reversal of the Company’s valuation allowance on deferred income tax assets in the United States that occurred in late 2011.  Excluding tax benefits related to special items previously noted in both periods, tax expense was $266 million and $147 million in the first nine months of 2012 and 2011, respectively.

The Company reported year-to-date 2012 GAAP net earnings of $589 million, or $4.58 per diluted share, which compares to GAAP net earnings of $732 million, or $5.57 per diluted share in the prior year period.

Excluding special items, the Company reported 2012 year-to-date net earnings of $589 million, or $4.58 per diluted share, which compares to net earnings of $733 million or $5.58 per diluted share in the 2011 period.

Adjusted EBITDA totaled $1,244 million for the first nine months of 2012, compared to $1,313 million in the prior year period.  See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Cash Flow and Capital Structure

Third quarter 2012 net cash flow provided by operating activities totaled $156 million, which compares to $160 million in the third quarter of 2011.  Capital expenditures were $125 million in the current quarter compared to $137 million last year.  Third quarter free cash flow (cash flow from operating activities less capital expenditures) was $31 million, compared to $23 million in the prior year quarter.

For the nine month period ended September 28, 2012, net cash flow provided by operating activities totaled $245 million, which compares to $512 million in the prior year period.  Year-to-date capital expenditures were $325 million compared to $304 million in 2011.  Free cash flow was an outflow of $80 million, compared to an inflow of $208 million for the same period last year.  The lower level of free cash flow compared with last year resulted primarily from increased payments pertaining to benefit plans, higher cash taxes and lower overall earnings.

During the first nine months of 2012, the Company used approximately $155 million of cash to retire $48 million of face value senior notes and to repurchase 2.3 million shares of its common stock under a program that is intended to offset, on an ongoing basis, the dilution created by the Company’s stock incentive plan.

As of September 28, 2012, the Company had $1,464 million of debt and $973 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $491 million.  Total debt sets a new historic low for the Company, $68 million lower than the balance at the end of 2011 and at the end of the prior year third quarter.

2012 Outlook

TRW expects full year industry production volumes to total 15.2 million units in North America and 18.7 million units in Europe.  Within the forecast for North America, the Company expects production for the Detroit Three manufacturers will be up approximately 7% compared with their 2011 production levels.  The Company continues to expect increased vehicle production volumes in China and the rest of world regions.  Based on these production levels and the Company’s expectations for foreign currency exchange rates, full year 2012 sales are now expected to range between $16.2 billion and $16.3 billion.

In addition, due to the difficult economic and industry environment in Europe, the Company is assessing its cost base and expects to implement various actions to mitigate the challenges in the region.  Although the timing and scope of the plans are under review, the Company expects its fourth quarter results will include restructuring charges to range between $65 million and $75 million, primarily concentrated in Europe.

“Despite Europe’s difficult economic environment and the resulting decline in vehicle production schedules, increased demand for TRW’s innovative products combined with the Company’s operating performance achieved through September will support a strong year for TRW,” said Mr. Plant.  “We remain focused on a good conclusion to the year and the execution of our growth strategy to ensure TRW is well positioned for 2013 and beyond.”

Third Quarter 2012 Conference Call

The Company will host its third quarter conference call at 8:30 a.m. (Eastern time) today, Tuesday, October 30th, to discuss financial results and other related matters.  To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately two weeks.  To access the replay, U.S. locations should dial (855) 859-2056, and locations outside the U.S. should dial (404) 537-3406. The replay code is 31968514.  A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income, diluted earnings per share and tax expense each excluding special items; adjusted EBITDA; and free cash flow.  Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods.  Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance.  Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.  In addition, the Company has provided a comparison of adjusted diluted earnings per share to pro forma adjusted results in order to reflect a tax valuation neutral comparison to the prior period.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.  For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About TRW

With 2011 sales of $16.2 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide.  TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.  All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated.  TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  We caution readers not to place undue reliance on these statements, which speak only as of the date hereof.  All forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2011 (our “Form 10-K”) and our Reports on Form 10-Q for the fiscal quarters ended March 30, 2012 and June 29, 2012, such as: any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; any shortage of specialty resins, castings or other supplies causing a production disruption for any customers or us; general economic conditions causing a material contraction in automotive sales and production adversely affecting our results or the viability of our supply base; the unsuccessful implementation of our current expansion efforts adversely impacting our business and results; commodity inflationary pressures adversely affecting our profitability or supply base; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; pricing pressures from our customers adversely affecting our profitability; increasing costs negatively impacting our profitability; the loss of any of our largest customers materially adversely affecting us; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; costs or liabilities relating to environmental, health and safety regulations adversely affecting our results; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers adversely affecting our operations; volatility in our annual effective tax rate resulting from a change in our valuation allowances, our mix of earnings between jurisdictions or other factors; any impairment of a significant amount of our goodwill or other intangible assets; any disruption in our information technology systems adversely impacting our business and operations; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the U.S. Securities and Exchange Commission.  We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

# # #

TRW Automotive Holdings Corp.

Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Earnings (unaudited) for the three months ended September 28, 2012 and September 30, 2011	A2

Consolidated Statements of Earnings (unaudited) for the nine months ended September 28, 2012 and September 30, 2011	A3

Condensed Consolidated Balance Sheets as of September 28, 2012 (unaudited) and December 31, 2011	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 28, 2012 and September 30, 2011	A5

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three and nine months ended September 28, 2012 and September 30, 2011	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):

• For the three months ended September 28, 2012	A7

• For the nine months ended September 28, 2012	A8

• For the three months ended September 30, 2011	A9

• For the nine months ended September 30, 2011	A10

The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the periods ended March 30, 2012 and June 29, 2012, which were filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	September 28, 2012	September 30, 2011

Sales	$3,965	$3,915
Cost of sales	3,551	3,534
Gross profit	414	381
Administrative and selling expenses	148	151
Amortization of intangible assets	3	4
Restructuring charges and asset impairments	3	—
Other (income) expense — net	(2)	(14)
Operating income	262	240
Interest expense — net	26	26
Loss on retirement of debt — net	1	19
Equity in earnings of affiliates, net of tax	(9)	(9)
Earnings before income taxes	244	204
Income tax expense	68	37
Net earnings	176	167
Less: Net earnings attributable to noncontrolling interest, net of tax	13	9
Net earnings attributable to TRW	$163	$158

Basic earnings per share:
Earnings per share	$1.33	$1.28
Weighted average shares outstanding	122.1	123.7

Diluted earnings per share:
Earnings per share	$1.28	$1.22
Weighted average shares outstanding	129.3	132.4

A2

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Nine Months Ended
(In millions, except per share amounts)	September 28, 2012	September 30, 2011

Sales	$12,412	$12,258
Cost of sales	11,048	10,849
Gross profit	1,364	1,409
Administrative and selling expenses	437	454
Amortization of intangible assets	9	12
Restructuring charges and asset impairments	7	—
Other (income) expense — net	(19)	(37)
Operating income	930	980
Interest expense — net	82	90
Loss on retirement of debt — net	6	39
Gain on business acquisition	—	(9)
Equity in earnings of affiliates, net of tax	(29)	(29)
Earnings before income taxes	871	889
Income tax expense	253	127
Net earnings	618	762
Less: Net earnings attributable to noncontrolling interest, net of tax	29	30
Net earnings attributable to TRW	$589	$732

Basic earnings per share:
Earnings per share	$4.80	$5.93
Weighted average shares outstanding	122.8	123.4

Diluted earnings per share:
Earnings per share	$4.58	$5.57
Weighted average shares outstanding	130.0	133.7

A3

TRW Automotive Holdings Corp.

Condensed Consolidated Balance Sheets

	As of
	September 28,	December 31,
(Dollars in millions)	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$973	$1,241
Accounts receivable — net	2,559	2,222
Inventories	1,000	845
Prepaid expenses and other current assets	343	319
Total current assets	4,875	4,627

Property, plant and equipment — net	2,169	2,137
Goodwill	1,754	1,753
Intangible assets — net	291	298
Pension assets	1,088	918
Other assets	594	529
Total assets	$10,771	$10,262

Liabilities and Equity
Current liabilities:
Short-term debt	$63	$65
Current portion of long-term debt	38	39
Trade accounts payable	2,334	2,306
Accrued compensation	269	283
Other current liabilities	1,103	1,147
Total current liabilities	3,807	3,840
Long-term debt	1,363	1,428
Postretirement benefits other than pensions	411	421
Pension benefits	769	831
Other long-term liabilities	663	603
Total liabilities	7,013	7,123

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,618	1,602
Retained earnings	2,155	1,668
Accumulated other comprehensive earnings (losses)	(210)	(331)
Total TRW stockholders’ equity	3,564	2,940
Noncontrolling interest	194	199
Total equity	3,758	3,139
Total liabilities and equity	$10,771	$10,262

A4

TRW Automotive Holdings Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 28,	September 30,
(Dollars in millions)	2012	2011

Operating Activities
Net earnings	$618	$762
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	307	343
Net pension and other postretirement benefits income and contributions	(195)	(132)
Loss on retirement of debt — net	6	39
Net gain on sales of assets and divestitures	(6)	(11)
Gain on business acquisition	—	(9)
Deferred income taxes	112	(4)
Other — net	3	11
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(309)	(515)
Inventories	(149)	(191)
Trade accounts payable	1	246
Prepaid expenses and other assets	(104)	(8)
Other liabilities	(39)	(19)
Net cash provided by operating activities	245	512

Investing Activities
Capital expenditures, including other intangible assets	(325)	(304)
Cash acquired in acquisition of business	—	15
Net proceeds from asset sales and divestitures	12	17
Net cash used in investing activities	(313)	(272)

Financing Activities
Change in short-term debt	(2)	15
Proceeds from issuance of long-term debt, net of fees	2	1
Fees paid to refinance credit facility	(9)	—
Redemption of long-term debt	(73)	(442)
Proceeds from exercise of stock options	9	19
Repurchase of capital stock	(102)	—
Dividends paid to noncontrolling interest	(34)	(11)
Net cash used in financing activities	(209)	(418)
Effect of exchange rate changes on cash	9	(10)
Decrease in cash and cash equivalents	(268)	(188)
Cash and cash equivalents at beginning of period	1,241	1,078
Cash and cash equivalents at end of period	$973	$890

A5

TRW Automotive Holdings Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts.  Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA

EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods.  Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments and other significant special items.  Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period.  EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity.  Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
(Dollars in millions)	2012	2011	2012	2011

GAAP net earnings attributable to TRW	$163	$158	$589	$732
Income tax expense	68	37	253	127
Interest expense - net	26	26	82	90
Depreciation and amortization	100	114	307	343
EBITDA	357	335	1,231	1,292

Restructuring charges and asset impairments	3	—	7	—
Termination of a service contract	—	—	—	10
Loss on retirement of debt - net	1	19	6	39
Favorable resolution of a commercial matter	—	—	—	(19)
Gain on business acquisition	—	—	—	(9)
Adjusted EBITDA	$361	$354	$1,244	$1,313

Free Cash Flow

Free cash flow represents net cash provided by operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods.  However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
(Dollars in millions)	2012	2011	2012	2011

Cash flow provided by operating activities	$156	$160	$245	$512
Capital expenditures	(125)	(137)	(325)	(304)
Free cash flow	$31	$23	$(80)	$208

A6

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $1 million primarily related to severance and other charges, and asset impairment charges of $2 million.

	Three Months			Three Months
	Ended			Ended
	September 28, 2012			September 28, 2012
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$3,965	$—		$3,965
Cost of sales	3,551	—		3,551
Gross profit	414	—		414
Administrative and selling expenses	148	—		148
Amortization of intangible assets	3	—		3
Restructuring charges and asset impairments	3	(3	)(a)	—
Other (income) expense — net	(2)	—		(2)
Operating income	262	3		265
Interest expense — net	26	—		26
Loss on retirement of debt — net	1	(1	)(b)	—
Equity in earnings of affiliates, net of tax	(9)	—		(9)
Earnings before income taxes	244	4		248
Income tax expense	68	10	(c)	78
Net earnings	176	(6)		170
Less: Net earnings attributable to noncontrolling interest, net of tax	13	—		13
Net earnings attributable to TRW	$163	$(6)		$157

Basic earnings per share:
Earnings per share	$1.33			$1.29
Weighted average shares outstanding	122.1			122.1

Diluted earnings per share:
Earnings per share	$1.28			$1.24
Weighted average shares outstanding	129.3			129.3

(a)          Represents the elimination of restructuring charges and asset impairments.

(b)         Represents the elimination of the loss on retirement of debt.

(c)          Represents the elimination of (i) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) a $9 million tax benefit as a result of the reduction in corporate income tax rates in the United Kingdom.

A7

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded restructuring charges of $5 million primarily related to severance and other charges, and asset impairment charges of $2 million.

	Nine Months			Nine Months
	Ended			Ended
	September 28, 2012			September 28, 2012
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$12,412	$—		$12,412
Cost of sales	11,048	—		11,048
Gross profit	1,364	—		1,364
Administrative and selling expenses	437	—		437
Amortization of intangible assets	9	—		9
Restructuring charges and asset impairments	7	(7	)(a)	—
Other (income) expense — net	(19)	—		(19)
Operating income	930	7		937
Interest expense — net	82	—		82
Loss on retirement of debt — net	6	(6	)(b)	—
Equity in earnings of affiliates, net of tax	(29)	—		(29)
Earnings before income taxes	871	13		884
Income tax expense	253	13	(c)	266
Net earnings	618	—		618
Less: Net earnings attributable to noncontrolling interest, net of tax	29	—		29
Net earnings attributable to TRW	$589	$—		$589

Basic earnings per share:
Earnings per share	$4.80			$4.80
Weighted average shares outstanding	122.8			122.8

Diluted earnings per share:
Earnings per share	$4.58			$4.58
Weighted average shares outstanding	130.0			130.0

(a)          Represents the elimination of restructuring charges and asset impairments.

(b)         Represents the elimination of the loss on retirement of debt.

(c)          Represents the elimination of (i) the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) a $9 million tax benefit as a result of the reduction in corporate income tax rates in the United Kingdom.

A8

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

(In millions, except per share amounts)	Three Months Ended September 30, 2011 Actual	Adjustments		Three Months Ended September 30, 2011 Adjusted

Sales	$3,915	$—		$3,915
Cost of sales	3,534	—		3,534
Gross profit	381	—		381
Administrative and selling expenses	151	—		151
Amortization of intangible assets	4	—		4
Other (income) expense — net	(14)	—		(14)
Operating income	240	—		240
Interest expense — net	26	—		26
Loss on retirement of debt — net	19	(19	)(a)	—
Equity in earnings of affiliates, net of tax	(9)	—		(9)
Earnings before income taxes	204	19		223
Income tax expense	37	—		37
Net earnings	167	19		186
Less: Net earnings attributable to noncontrolling interest, net of tax	9	—		9
Net earnings attributable to TRW	$158	$19		$177

Basic earnings per share:
Earnings per share	$1.28			$1.43
Weighted average shares outstanding	123.7			123.7

Diluted earnings per share:
Earnings per share	$1.22			$1.37
Weighted average shares outstanding	132.4			132.4

(a)     Represents the elimination of the loss on retirement of debt.

Pro forma to reflect income tax valuation allowance reversal: (b)

Three Months
Ended
(In millions, except per share amounts)	September 30, 2011

Adjusted net earnings attributable to TRW	$177
Pro forma adjustments to tax expense	36
Pro forma adjusted net earnings attributable to TRW	$141

Pro forma adjusted diluted earnings per share	$1.10

(b)    This information is provided in order to reflect a tax valuation neutral comparison of adjusted earnings per share to the prior period.

A9

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

	Nine Months			Nine Months
	Ended			Ended
	September 30, 2011			September 30, 2011
(In millions, except per share amounts)	Actual	Adjustments		Adjusted

Sales	$12,258	$—		$12,258
Cost of sales	10,849	19	(a)	10,868
Gross profit	1,409	(19)		1,390
Administrative and selling expenses	454	(10	)(b)	444
Amortization of intangible assets	12	—		12
Other (income) expense — net	(37)	—		(37)
Operating income	980	(9)		971
Interest expense — net	90	—		90
Loss on retirement of debt — net	39	(39	)(c)	—
Gain on business acquisition	(9)	9	(d)	—
Equity in earnings of affiliates, net of tax	(29)	—		(29)
Earnings before income taxes	889	21		910
Income tax expense	127	20	(e)	147
Net earnings	762	1		763
Less: Net earnings attributable to noncontrolling interest, net of tax	30	—		30
Net earnings attributable to TRW	$732	$1		$733

Basic earnings per share:
Earnings per share	$5.93			$5.94
Weighted average shares outstanding	123.4			123.4

Diluted earnings per share:
Earnings per share	$5.57			$5.58
Weighted average shares outstanding	133.7			133.7

(a)          Represents the elimination of the gain related to the favorable resolution of a commercial matter.

(b)         Represents the elimination of the expense related to the termination of a service contract.

(c)          Represents the elimination of the loss on retirement of debt.

(d)         Represents the elimination of the gain on business acquisition.

(e)          Represents the elimination of a $20 million tax benefit related to the favorable resolution of various tax matters in foreign jurisdictions.

A10